Exhibit 10.1

AMENDED AND RESTATED TRANSITION AGREEMENT
This AMENDED AND RESTATED TRANSITION AGREEMENT (the “Agreement”) is entered into effective May 8, 2014 by and between Peabody Energy Corporation, a Delaware corporation (the “Company”), and Gregory H. Boyce (“Executive”). This Agreement amends and restates the Transition Agreement between the Company and Executive, dated as of April 29, 2013 (the “Prior Agreement”). The Company and Executive hereby agree that upon full execution hereof, the Prior Agreement shall be of no further force or effect.
RECITALS
Executive and the Company are parties to the 2009 Restated Employment Agreement (the “Employment Agreement”) pursuant to which Executive currently serves as the Company’s Chairman and Chief Executive Officer. Executive and the Company desire to provide in this Agreement the terms that will apply during the transition to Executive’s successor (or successors) as Chairman and Chief Executive of the Company, all on the terms and subject to the conditions set forth herein.
It is therefore hereby agreed by and between the parties as follows (capitalized terms used in this Agreement without definition to have the meanings assigned to them in the Employment Agreement):
1.Term of Employment. The Employment Agreement provides for a term of employment that began on December 31, 2009 and will end on December 31, 2014, subject to earlier termination as described in Section 6 of the Employment Agreement. Subject to the other terms and conditions of this Agreement, the Term of Employment is hereby extended to June 30, 2016.

2.Transition of Duties, Titles and Responsibilities.

(a)Transition Schedule. Executive shall continue as Chairman and Chief Executive Officer of the Company through June 30, 2015, or such earlier date as his successor as Chief Executive Officer is appointed (the earlier of such dates is referred to as the “CEO Transition Date”). Upon appointment of the new Chief Executive Officer and continuing until the earlier of the appointment of Executive’s successor as Chairman of the Board and June 30, 2016, Executive will continue as a full-time employee of the Company in the position of Executive Chairman. Effective upon the appointment of Executive’s successor as Chairman of the Board, Executive’s service as an employee and member of the Board will cease, and the Term of Employment will end (the date of such appointment or other termination of Executive’s employment is referred to herein as the “Separation Date”). The termination of Executive’s service as a result of the appointment of his successors as Chief Executive Officer and Chairman of the Board will be considered a termination of Executive’s employment without Cause for purposes of the Employment Agreement, but Executive will not be considered to experience a termination of employment as a result of the appointment of his successor as Chief Executive Officer for so long as the Company has not terminated his service as Executive Chairman.

(b)Responsibilities. Prior to the CEO Transition Date, Executive’s duties and responsibilities shall be as set forth in the Employment Agreement. As Executive Chairman, Executive shall report to the Board and shall have the customary powers, responsibilities and authority of executives holding the position of Executive Chairman in corporations of the size, type and nature of the Company, as it exists from time to time, and as are assigned by the Board. Because the Board has authority to separate the roles of Chief Executive Officer and Chairman of the Board, the new Chief Executive Officer and new Chairman will not necessarily be the same person.

(c)Separation from Service. Executive and the Company understand and intend that Executive will experience a “separation from service” for purposes of Section 409A (determined using the rules of construction set forth in Section 6.2(c) of the Employment Agreement) on the Separation Date, and not before. The Company and Executive hereby agree to act in accordance with the intention described in the preceding sentence.

3.Compensation.

(a)Base Salary. For calendar year 2014 and the first six months of calendar year 2015, Executive shall be paid a Base Salary at the rate of $1,225,660 per annum (the “CEO Base Salary”). For so much of the last six months of calendar year 2015 and the first six months of calendar year 2016 as he shall serve as Executive Chairman, Executive shall be paid a Base Salary at the rate of $900,000 per annum (the “Executive Chairman Base Salary”).

(b)Bonus. Executive’s target Bonus opportunity for calendar year 2014 and the first six months of calendar year 2015 shall be 120% of the CEO Base Salary, and his maximum Bonus opportunity for such period shall be 240% of the CEO Base Salary. Executive’s target Bonus opportunity for the last six months of calendar year 2015 and the first six months of calendar year 2016 shall be 100% of the Executive Chairman Base Salary, and his maximum Bonus opportunity for such period shall be 200% of the Executive Chairman Base Salary. For the avoidance of doubt, (i) in all cases, the actual amount of Executive’s Bonus will be based on the Company’s achievement of the relevant performance targets for such year, (ii) in all cases, the Bonus for any calendar year will be paid in one lump sum at the time when Bonuses are otherwise paid to the Company’s senior executives (but in no case later than March 15 of the calendar year following the calendar year in respect of which such Bonus was earned), (iii) except as provided in Section 4, for calendar year 2015 Executive’s Bonus will be prorated (in accordance with the past practice of the Company) for the period of the year, if any, during which the CEO Base Salary or the Executive Chairman Base Salary, as applicable, is in effect and (iv) in all cases, for any calendar year Executive’s Bonus shall be prorated for the portion of such year that occurs prior to the Separation Date.

(c)Long-Term Incentive Awards. Executive acknowledges and agrees that his Long-Term Incentive Awards for calendar year 2014 were granted to him prior to the date hereof. The grant date value for Executive’s Long-Term Incentive Awards to be made in calendar year 2015 shall be $4,414,150, which amount represents (i) a grant date value of 500% of the CEO Base Salary prorated for six months plus (ii) a grant date value of 300% of the Executive Chairman Base Salary prorated for six months. Assuming the Separation Date does not occur before the date in 2016 when the Company makes long-term incentive awards to its senior executives generally, Executive shall receive a Long-Term Incentive Award for calendar year 2016 with a grant date value of $1,350,000.

(d)Miscellaneous. In all respects not specifically described otherwise in the foregoing Sections 3(a), 3(b) and 3(c), Executive’s Base Salary, Bonus and Long-Term Incentive Awards shall be governed by the terms of Sections 3.1, 3.2 and 3.3 of the Employment Agreement, respectively; provided, however, that except as provided Sections 4(d) and 4(e) below, in no event will Executive’s Long-Term Incentive Awards for calendar year 2015 or 2016 provide for accelerated or continued vesting in the event of Retirement or other resignation. For the avoidance of doubt, it is noted that the Long-Term Incentive Awards referred to in Section 3(c) are separate and distinct from the Special RSU Awards referred to in Section 3(f).

(e)Benefits and Perquisites. During the Term of Employment, Executive shall continue to be eligible for employee benefits and perquisites as provided in Section 4 of the Employment Agreement. Such benefits and perquisites shall include the continuation of Executive’s existing security arrangements and the right to travel on Company or chartered aircraft in a manner consistent with past practice; provided, however that Executive shall not be entitled to the continuation of security arrangements or use of Company aircraft after the Separation Date; and provided, further, that Executive shall reimburse the Company to the extent the “incremental cost”, as computed in accordance with Item 402(c)(2)(ix) of Regulation S-K promulgated by the Securities and Exchange Commission (or any successor regulation), of Executive's non-business use of Company or chartered aircraft (i) during the period beginning on July 1, 2015 and ending on December 31, 2015 exceeds $60,000, or (ii) during the period beginning on January 1, 2016 and ending on June 30, 2016 exceeds $60,000, but in the case of each of the foregoing clauses (i) and (ii), prorated for the portion of each such period that occurs prior to the Separation Date.

(f)Special Equity Awards: Grant. Provided that the Separation Date has not occurred as of the applicable grant dates described herein, Executive shall have received, or be eligible to receive, three grants of restricted stock units (“RSUs”) as follows:

(i)Executive hereby acknowledges and agrees that the 2013 RSU Award (as defined in the Prior Agreement) and the 2014 RSU Award (as defined in the Prior Agreement) were made to Executive pursuant to the terms of the Prior Agreement.

(ii)On the date in calendar year 2015 when the Special Committee makes Long-Term Incentive Awards generally to the Company’s senior executives, Executive shall receive a grant of that number of RSUs determined by dividing $1,000,000 by the closing price for the Company’s common stock on the grant date and rounding to the nearest whole number (the “2015 RSU Award”). For purposes of this Agreement the 2013 RSU Award, the 2014 RSU Award and the 2015 RSU Award shall collectively be referred to as the “Special RSU Awards”.

The Special RSU Awards have been, and will continue to be, granted under the Company’s 2011 Long-Term Equity Incentive Plan, will vest as provided in Section 3(g) below and will be settled as provided in Section 3(h) below. The Special RSU Awards are, and will be, governed by separate grant agreements whose terms shall be consistent with this

Agreement. Executive’s right to receive a Special RSU Award or a Substitute Cash Award (as defined in Section 3(i) below) shall in all cases be subject to Executive’s compliance with Section 13 of the Employment Agreement through the applicable grant date. Executive and the Company acknowledge and agree that the Special RSU Awards will not be considered Long-Term Incentive Awards for purposes of the Employment Agreement or this Agreement and, as such, will not vest or continue to vest if Executive terminates his employment for Good Reason.
(g)Special RSU Awards: Vesting.

(i)Subject to the other terms and conditions of this Agreement (including without limitation Section 4(e) below): (A) the 2013 RSU Award and 2014 RSU Award will vest (1) as to 50% of the RSUs included in each such Special RSU Award on the CEO Transition Date, and (2) as to the remaining 50% of the RSUs included in each such Special RSU Award on the date of the appointment of Executive’s successor as Chairman of the Board; and (B) the 2015 RSU Award will vest as to 100% of the RSUs included in such Special RSU Award on the date of the appointment of Executive’s successor as Chairman of the Board; provided, however, that except as otherwise provided in this Agreement, the Special RSU Awards, whether or not vested, will be forfeited in their entirety if Executive’s employment with the Company terminates by reason of Retirement or other resignation on or before December 31, 2014.

(ii)The vesting of the Special RSU Awards shall be conditioned in each case on Executive’s continued employment with the Company through the applicable vesting date pursuant to the terms of this Agreement, and any RSUs that have not vested as of the Separation Date shall be forfeited without any payment therefor, and Executive shall have no further rights or interest therein; provided, however, Executive’s unvested Special RSU Awards that are outstanding will vest immediately as of the date (A) the Company terminates Executive’s employment without Cause (including as provided in Section 2(a) above); or (B) Executive’s employment terminates as a result of death or Disability; or (C) Executive terminates employment with the Company on June 30, 2016 (such vesting as provided in Section 4(e)(iii)).

(h)Settlement of Special RSU Awards; Holding Requirement. Executive’s Special RSU Awards, to the extent vested, will be settled by delivery of the number of shares of the Company’s common stock underlying such vested awards, net of shares withheld for taxes, on the first day of the seventh month following the Separation Date, provided that settlement shall be made only if (and Executive shall forfeit his entitlement to the Special RSU Awards unless) by such date Executive has executed and delivered to the Company a general release of the Company and its officers, employees directors and affiliates in the form attached to this Agreement as Annex A (a “General Release”), and the General Release has become irrevocable. Except for shares withheld for the payment of taxes at the time that Special RSUs Awards are settled (or, if required under applicable law, upon earlier vesting), Executive shall not sell, gift, transfer, pledge or otherwise dispose of or encumber any shares of the Company’s common stock delivered upon settlement of any Special RSU Award before the first anniversary of the Separation Date. The foregoing restrictions shall lapse immediately in the event of Executive’s death. In addition, if

Executive materially breaches any of the covenants set forth in Section 13 of the Employment Agreement before the first anniversary of the Separation Date, the Company may require Executive to return to the Company and relinquish his interest in any or all shares delivered to Executive upon settlement of the Special RSU Awards and to repay any cash payments made pursuant to any Substitute Cash Award (as defined herein).

(i)Substitute Cash Awards. If, prior to the award date specified in Section 3(f)(i) above for the 2015 RSU Award, (i) the Company terminates Executive’s employment without Cause (including as provided in Section 2(a) above) or (ii) Executive’s employment terminates as a result of death or Disability, then the 2015 RSU Award shall not be made to Executive on the applicable award date and Executive shall receive in lieu thereof, on the applicable award date (but subject in all cases to the last sentence of Section 3(h) above), a cash payment of $1,000,000 (a “Substitute Cash Award”); provided, however, that if Executive is one of the Company’s “specified employees” for purposes of Section 409A at the time of his termination of employment, with the result that payment of a Substitute Cash Award may not be made on the applicable award date without causing Executive to be subject to additional tax or interest under Section 409A, then payment will be made instead on the first business day of the seventh month following the Separation Date. Payment of a Substitute Cash Award shall be made only if (and Executive shall forfeit his entitlement to the relevant Substitute Cash Award unless) by the date specified for payment Executive has executed and delivered to the Company a General Release, and the General Release has become irrevocable.

4.Termination of Employment. In addition to the amounts paid pursuant to the surviving provisions of the Employment Agreement (see Section 6 hereof) and the provisions of this Agreement relating to Special RSU Awards and Substitute Cash Awards, Executive’s rights upon termination of employment shall be as follows:

(a)On or before December 31, 2014. If Executive’s employment terminates for any reason on or prior to December 31, 2014, Executive’s rights shall be as set forth in the Employment Agreement. (For the avoidance of doubt, it is noted that such rights do not take account of, or apply to, the extension of the Term of Employment to June 30, 2016.)
(b)Death or Disability. If Executive’s employment terminates due to death or Disability on or after January 1, 2015 and before June 30, 2016, Executive’s rights shall be as set forth in Section 6.4 of the Employment Agreement. In addition to such rights, Executive’s unvested Long-Term Incentive Awards that are outstanding on the Separation Date will continue to vest in accordance with their terms, subject to Executive’s compliance with Section 13 of the Employment Agreement, as though Executive remained employed with the Company after the Separation Date through the vesting period applicable to such awards, and will be exercisable and/or payable as provided in the applicable plan and/or award agreement as though Executive remained so employed.

(c)Termination for Cause or Resignation During Calendar Year 2015 or 2016. If Executive’s employment with the Company is terminated as a result of Executive’s Retirement or other resignation on or after January 1, 2015 and before June 30, 2016, Executive shall be paid:
i.the Accrued Obligations as set forth in Section 6.1 of the Employment Agreement; and

ii.if the Separation Date precedes the payment date for the Bonus earned by Executive for the calendar year preceding the year in which such Retirement or resignation occurs, the Bonus Executive earned for such preceding year.

In addition to the amount due pursuant to the preceding sentence, in the event of such a termination of Executive’s employment, so long as the Separation Date is on or after January 1, 2015, Executive’s unvested Long-Term Incentive Awards that were granted prior to January 1, 2015, and that remain outstanding on the Separation Date will continue to vest in accordance with their terms, subject to Executive’s compliance with Section 13 of the Employment Agreement, as though Executive remained employed with the Company after the Separation Date through the vesting period applicable to such awards, and will be exercisable and/or payable as provided in the applicable plan and/or award agreement as though Executive remained so employed. If Executive’s employment is terminated by the Company for Cause, Executive shall be paid only the Accrued Obligations as set forth in Section 6.1 of the Employment Agreement.
(d)Termination not for Cause During Calendar Year 2015 or 2016. If the Company terminates Executive’s employment without Cause (including as provided in Section 2(a) above) on or after January 1, 2015 and before June 30, 2016, then the Executive shall be paid:
i.the Accrued Obligations;

ii.if the Separation Date precedes the payment date for the Bonus earned by Executive for the calendar year preceding the year in which the Separation Date occurs, the Bonus Executive earned for such preceding year; and

iii.the Bonus for the year in which the Separation Date occurs, determined and paid and, if applicable, prorated as provided in Section 3(b).

In addition, Executive’s unvested Long-Term Incentive Awards that are outstanding on the Separation Date will continue to vest in accordance with their terms, subject to Executive’s compliance with Section 13 of the Employment Agreement, as though Executive remained employed with the Company after the Separation Date through the vesting period applicable to such awards, and will be exercisable and/or payable as provided in the applicable plan and/or award agreement as though Executive remained so employed.
For the purpose of this Agreement, on or after January 1, 2015, Executive shall be treated as if he was terminated by the Company without Cause to the extent that: either (A) without Executive’s written consent, the Company relocates Executive’s primary office so that it is no longer within 50 miles of the Company’s current offices in St. Louis, Missouri or Phoenix, Arizona; or (B) (I) the Company fails to provide Executive with any payment or employee benefit or perquisite (as provided in Section 3(c) above) due pursuant hereto or fails to obtain a written assumption of its obligations under this Agreement by a successor owner of substantially all of the Company’s assets in connection with a merger, consolidation, asset sale, liquidation, combination or other similar transaction; (II) Executive notifies the Company of such failure in writing within sixty (60) days of the occurrence of such failure; (III) the Company fails to cure such failure within thirty (30)

days of receipt of the written notice described in the foregoing clause (II); and (IV) Executive terminates his employment with the Company within fifteen (15) days of the expiration of the cure period described in the foregoing clause (III) by delivering written notice of such termination to the Company. To the extent Executive terminates employment pursuant to the preceding sentence, the General Release shall not require a release of Executive’s claims for the salary or benefits that the Company failed to provide pursuant to clause (B) of the preceding sentence, but so long as it has become irrevocable, such General Release shall nonetheless meet the release requirements for purposes of (1) issuing the shares that are required to be issued to Executive pursuant to Section 3(h) hereof, and (2) if applicable, making any Substitute Cash Award to Executive required by Section 3(i) hereof.
(e)Continued Employment through June 30, 2016. In the event that Executive’s employment with the Company continues through June 30, 2016:

(i)Executive shall be entitled to a prorated Bonus for 2016, determined and paid in accordance with Section 3(b) above;

(ii)upon Executive’s termination of employment unvested Long-Term Incentive Awards that are outstanding on the Separation Date will continue to vest in accordance with their terms, subject to Executive’s compliance with Section 13 of the Employment Agreement, as though Executive remained employed with the Company after the Separation Date through the vesting period applicable to such awards, and will be exercisable and/or payable as provided in the applicable plan and/or award agreement as though Executive remained so employed; and

(iii)the Special RSU awards will be vested in full as of June 30, 2016 and will be paid as provided in Section 3(f) above.
Except as set forth in this Agreement, Executive shall have no other rights to severance, compensation or benefits following his Separation from Service during calendar year 2015 or 2016, and in particular Executive and the Company acknowledge and agree that Sections 6.2 and 6.5 of the Employment Agreement shall not apply if Executive’s employment terminates on or after January 1, 2015.
5.Resignation from the Board. Upon Executive’s termination of employment as Executive Chairman for any reason, whether at the end of the Term of Employment or otherwise, Executive shall be deemed to have resigned from the Board and to have resigned from the board of directors or similar governing body, and as an officer or employee, of any of the Company’s subsidiaries and affiliates where Executive held such positions, and to have executed any documents necessary to effect any such resignation.

6.Employment Agreement. This Agreement amends the Employment Agreement, but except as modified hereby, the Employment Agreement will remain in full force and effect. In particular, Executive acknowledges and agrees that the covenants set forth in Section 13 of the Employment will continue in effect for the periods specified therein, it being understood and agreed that the Term of Employment referred to in such Section 13 shall be the Term of Employment as modified by Section 1 of this Agreement (that is, June 30, 2016, unless terminated earlier pursuant to Section 4 hereof). Without limiting the generality of the preceding sentence, nothing in this Agreement is intended, or will be construed, to impair Executive’s rights under Sections 3.4 and 3.5 of the Employment Agreement. Executive further acknowledges and agrees that neither the entering into of this Agreement nor the taking of any action or consummation of any transaction contemplated by this Agreement (including without limitation Executive’s ceasing to hold the position of Chief Executive Officer of the Company or the reduction in Executive’s current Base Salary and Bonus opportunity provided for in Sections 3(a) and 3(b) hereof) shall constitute Good Reason for purposes of the Employment Agreement or this Agreement. All references to a successor’s appointment to a position or office shall be deemed to refer to and include the successor’s assumption of such position or office. In the event of any conflict between the Employment Agreement and this Agreement, this Agreement will control.

7.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original.
[SIGNATURE PAGE FOLLOWS]

PEABODY ENERGY CORPORATION
By:	/s/ William A. Coley
William A. Coley Compensation Committee Chair

EXECUTIVE
/s/ Gregory H. Boyce
Gregory H. Boyce

ANNEX A

Form of General Release
This Agreement (“Release”) is entered into in connection with your termination/resignation from Peabody Energy Corporation(the “Company”) on [DATE OF TERMINATION] (“Termination Date”).
For the consideration set forth in the Amended and Restated Transition Agreement between you and the Company dated as of May 8, 2014, as amended (your “Transition Agreement”), which constitute monies and benefits to which you are not already entitled, you agree as follows:
1.    You agree that, upon the request of the Company, you will cooperate in any pending or future litigation or governmental inquiry which involves any interests of the Company, its parent companies and their subsidiaries or affiliates (collectively the “Companies”), to which you are not a party adverse to the Companies and in relation to which you have knowledge or information. Upon the request of and at the expense of the Companies, and upon reasonable notice, you will testify truthfully in such proceedings, in any jurisdiction, whether or not such testimony can otherwise be compelled. The Companies will attempt to schedule such testimony in a manner that does not interfere with your professional and/or personal obligations, but cannot guarantee such scheduling.
2.    Subject to the provisions of paragraph 7, you hereby irrevocably and unconditionally waive, on behalf of yourself and each of your heirs, executors, administrators, representatives, agents, insurers, successors and assigns (collectively, the “Releasors”) any and all claims, demands, causes of action, costs and expenses for damages (whether known or unknown) which you had, now have or may have against the Companies on any grounds whatsoever, whether known or not at the time of execution of this Agreement, including without limitation any claims arising out of your employment with, or other service as an officer or director of, any of the Companies or in connection with the termination of such employment or other service, and, on behalf of yourself and the other Releasors, hereby release and discharge forever the Companies and all of their predecessors, successors, assigns and their respective current and former employees, officers, directors, shareholders, insurers, agents and counsel (hereinafter, with the Companies, collectively referred to as the “Releasees”) from any such claims or demands. This Release includes, but is not limited to, the following: (i) any claim under any contract, tort, or any other local, state, or federal statutory or common law, including, but not limited to, any claim that the Releasees, jointly or severally, breached any contract or promise, express or implied, or any term or condition of your employment, and any claim for promissory estoppel or wrongful discharge arising out of your employment with the Companies or any of the Releasees and/or the termination of such employment; (ii) any claim of unjust, wrongful, or tortious discharge (including any claim of fraud, negligence, retaliation for whistle blowing, or intentional infliction of emotional distress); (iii) any claim of defamation or other common-law action; (iv) any claims of discrimination on any basis, including, without limitation, age, appearance, color, disability, gender identification, marital status, military status, national origin, political affiliation, race, religion, sex, sexual orientation, veteran status, or any other characteristic (including, but not limited to, status as a “whistleblower”), under any federal, state, or local statute, ordinance, order, or law, including, but not limited to, the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., (including but not limited to the Older Worker’s Benefit Protection Act), the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Fair Labor Standards Act of 1938, 29 U.S.C. § 201 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601, the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq., the Lilly Ledbetter Fair Pay Act of 2009, the Pregnancy Discrimination Act of 1978, or the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101, et seq., all as amended; (v) any claim under any Missouri employment law; and/or (vi) any other claim relating to your employment or other service as an officer or director, the termination of your employment or such other service or the Releasees’ failure to reemploy you under any federal, state or local statute, ordinance, order or law. Except as provided in paragraph 7 below, this Release is intended to cover all possible legal and/or equitable relief, including, but not limited to, reinstatement, wages, back pay, front pay, benefits, perquisites, compensatory damages, punitive damages, liquidated damages, damages for pain or suffering, damages for emotional distress, damages for loss of consortium, and attorneys’ fees. You further agree not to file any claim, complaint, or cause of action or lawsuit against the Releasees that you have released in this Release. You understand and acknowledge that, except as provided in paragraph 7 and for claims arising after the date hereof, the provisions of this Paragraph mean that neither you nor any of the Releasors can bring a lawsuit against the Releasees for any reason.
3.    You acknowledge that, as of the date you sign this Release: (a) you have properly disclosed to the Companies any work-related injury(s); (b) you have been paid in full all wages due and owing to you for any and all work performed for the Companies; and (c) you have properly disclosed to the Companies all facts or circumstances of which you are aware that may constitute a violation by the Companies of the Fair Labor Standards Act or a state law equivalent.
4.    You understand that you are not waiving any rights or claims that may arise after this document has been signed by you. In exchange for signing this document, you will be given the rights and benefits provided herein and in your Transition Agreement, which constitute monies and benefits to which you are not already entitled. You further represent and agree that, except as enumerated in your Transition Agreement, as well as any surviving obligations in your Employment Agreement, you are not entitled to any other payment or remuneration of any kind.
5.    You hereby acknowledge that you have been advised to consult with an attorney before you sign this document and that, for a period of seven (7) days after the date on which you execute this Release, you may revoke this Release, but such revocation would only apply to claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., (including but not limited to the Older Worker’s Benefit Protection Act); that this Release is not effective or enforceable with respect to the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., (including but not limited to the Older Worker’s Benefit Protection Act) until such seven (7) day period has expired; that, if you exercise your right to revoke this Release within seven (7) days after signing this Release, all provisions contained in this Release relating to the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., (including but not limited to the Older Worker’s Benefit Protection Act) shall be null and void and the contents of this Release may not be used by either party for any such purpose, but that it shall remain fully in effect and enforceable for all other purposes; that, should you decide to revoke this Release for the purposes set forth in this paragraph 5, such revocation must be in writing and delivered to Vice President of Corporate and International Human Resources, Peabody Energy, 701 Market Street, St. Louis, MO 63101, by personal delivery or by first class mail, postage prepaid, or certified mail within the same seven (7) day period (if mailed, the date of the postmark or certification will be used to determine the date of revocation); and that should any such revocation occur, you will forfeit your right to receive any and all benefits (including severance payments) that are to be paid or provided pursuant to your Transition Agreement to the extent such benefits are contingent upon execution and non-revocation of a release of claims against some or all of the Releasees.
6.    You acknowledge that you have been informed that you have up to twenty-one (21) days within which to consider this Release prior to your execution of it.
7.    It is specifically understood and agreed that this Release has no effect on your rights: (a) with regard to claims that cannot be waived by law; however, you acknowledge and agree that you waive any right to monetary recovery should any federal, state, or local administrative agency or commission pursue any claims on your behalf arising out of or related to your employment with and/or separation from the Company; (b) to receive retirement benefits from the Company’s retirement plans accrued and vested on or prior to the Termination Date; (c) to continue participation in any Company health insurance plan pursuant to the provisions of COBRA following the Termination Date; (d) to continue participation in all other applicable Company benefit plans until the Termination Date, subject to the terms of such plans as they may exist from time to time; and (e) with regard to a workers’ compensation claim, if applicable. You further acknowledge and agree that your participation in any of the Company’s disability, life insurance, accidental death and dismemberment, and/or other related plans shall cease in accordance with the terms of the respective plan, and that you have been informed that the Company’s Long Term Disability plan requires as a condition of participation that the employee be “actively at work” and that you will not, therefore, be eligible to continue to participate in such plan after the Termination Date, except as a result of your exercising any conversion rights as contained in the plan. Furthermore, nothing in this Release modifies or affects any rights that you have (i) to be indemnified and held harmless for your acts and omissions to act as an employee of the Company under any insurance policy procured and maintained by the Company, any Indemnification Agreement with or indemnification policy of the Company or of any other party, as in effect at any time and from time to time (including, but not limited to, the Company’s Amended and Restated By-Laws, Article IV, Indemnification), or under applicable law, (ii) to be paid amounts due pursuant to, and to be provided benefits required to be provided by your Transition Agreement and your Employment Agreement, incorporated herein by reference.
8.    You expressly represent that you have relied on no representations or statements other than those, which appear in your Transition Agreement. There shall be no modifications or amendments to your Transition Agreement unless they are in writing and signed by all of the parties.

9.    You agree to relinquish any and all rights to reemployment or reinstatement as an employee with the Companies and you agree not to apply or otherwise seek employment or reemployment with the Companies in any capacity. The Companies shall have the right to reject without cause any application for future employment made by you.
10.    You hereby reaffirm your obligations pursuant to Section 13 of your Employment Agreement. In addition, you hereby reaffirm all other post-employment obligations you have pursuant to your Transition Agreement.
11.    You expressly represent that you have not assigned any claim being released under this Release.
12.    You expressly represent that you have not filed, and you agree not to initiate or cause to be initiated on your behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body relating to your employment or other service as an officer or director of the Companies or the termination of your employment or such other service, other than with respect to claims which by virtue of paragraph 7 are not released (each, individually, a “Proceeding”), and you agree not to participate voluntarily in any Proceeding. You hereby waive any right you may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding. The preceding two sentences, however, shall not preclude you from filing a charge with or participating in any administrative investigation or proceeding by the Equal Employment Opportunity Commission or another Fair Employment Practices agency, but you are waiving your right to recover money in connection with any such charge or investigation.
13.    You acknowledge that this Release provided hereunder does not constitute and should not be construed as an admission of liability or wrongdoing by the Releasees with respect to any claim asserted by you or by any other employee. You also understand that, by signing this Release, you are giving up any rights to receive any remedial and/or monetary relief (for example, reinstatement, back pay, front pay, emotional distress damages and punitive damages) as a consequence of any charge or complaint filed with the EEOC or any other human rights commission.
14.    You represent and warrant that, unless otherwise agreed between you and the Company and except for any materials that you have the right to retain under applicable law, you have made reasonable efforts to return all Company property in your possession, including without limitation all Company files, access keys and codes, desk keys, ID badges, computers, records, manuals, electronic devices, computer programs, papers, electronically stored information or documents, telephones and credit cards, and that you have not knowingly retained copies of any Company property, either electronically or in print.
15.    You and the Companies agree that this Release shall be construed under the laws of the state of Missouri, except as otherwise preempted by the Employee Retirement Income Security Act of 1974.

16.    You understand that, if any of the provisions of this Release are declared invalid, void or unenforceable, in whole or in part, all other provisions of this Release shall remain in full force and effect.
17.    You understand that other than your Transition Agreement, your Employment Agreement and your Indemnification Agreement, this Release supersedes and replaces any other agreement, whether written or oral, and represents the entire agreement between the parties in respect of the subject matter hereof, and that other than your Transition Agreement, your Employment Agreement and your Indemnification Agreement, there are no other understandings or agreements between the parties regarding your employment, your benefits or termination from the Company. You further acknowledge: that you have read this Release; that you have been given an opportunity to review this Release with legal counsel of your own choosing, at your own expense; that you have apprised yourself of sufficient relevant information, through sources of your own selection, in order that you might intelligently exercise your own judgment in deciding whether to execute this Release; that you have freely executed this Release on the basis of your own judgment, belief, and knowledge, and not on the basis of any representation by the Companies, their attorneys, or anyone acting on their behalf; and that you are not relying on any promise or representation whatsoever not contained herein or in the Transition Agreement or your Employment Agreement as an inducement to execute this Release.
By signing this agreement, you agree and recognize that, subject to the limited revocation provisions of paragraph 5 hereof, this Release is final and binding.

PEABODY ENERGY CORPORATION:
By:
Name:
Title:
Date:

EXECUTIVE:

By:
Gregory H. Boyce

Date:

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